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                                                                     EXHIBIT 5.1


                     [LETTERHEAD OF FOSTER PEPPER TOOZE LLP]


April 12, 2006

Board of Directors
Umpqua Holdings Corporation
200 SW Market Street, Suite 1900
Portland, Oregon 97201

      Re:   Merger with Western Sierra Bancorp

Ladies and Gentlemen:

      This firm has acted as counsel to Umpqua Holdings Corporation (the "Company") in connection with a proposed merger (the "Merger") in which Western Sierra Bancorp would be merged with and into the Company pursuant to an Agreement and Plan of Reorganization dated February 7, 2006, and an accompanying Plan of Merger (together, the "Plan"), and in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the "Registration Statement") covering shares of Company common stock (the "Shares") to be issued to shareholders of Western Sierra Bancorp in the Merger in exchange for shares of Western Sierra Bancorp common stock. Capitalized terms not otherwise specifically defined herein have the meanings given them in the Plan.

      In the course of our representation we have examined the Registration Statement, the Plan and copies of the Articles of Incorporation, Bylaws and excerpts of minutes of meetings of the Board of Directors of the Company. We have also received from officers of the Company certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such documents and certificates, made such inquiries of public officials, and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

      Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the Shares have been duly authorized by the Company, and that when the Registration Statement is declared effective by the Securities and Exchange Commission, the Merger is consummated, and the Company has issued the Shares in the manner provided in the Plan and as described the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

      This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of
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any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                                 Very truly yours,


                                                 /s/ FOSTER PEPPER TOOZE


                                                 FOSTER PEPPER TOOZE LLP